Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan, Armata Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan, C3J Jian, Inc. Amended 2006 Stock Option Plan and C3J Therapeutics, Inc. 2016 Stock Plan  of our report dated March 25, 2019, with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc. (formerly AmpliPhi Biosciences Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 10, 2019